Exhibit 99.1

Tribe Capital Growth Corp I Receives Expected Notice from Nasdaq Related to Delayed Quarterly Report

New York, June 4, 2021 (GLOBE NEWSWIRE) – Tribe Capital Growth Corp I (NASDAQ: ATVC) (the “Company”) announced today that, on May 28, 2021, it received a notice (“Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”) because the Company has not yet filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Form 10-Q”) with the Securities and Exchange Commission (“SEC”). The Nasdaq notification letter has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.

As previously disclosed in the Form 12b-25 filed on May 17, 2021 by the Company, on April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement entitled "Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies ("SPACs")" (the "SEC Statement"). The SEC Statement provides guidance that certain provisions included in the warrant agreements entered into by many SPACs and former SPACs, such as the Company, require such warrants to be accounted for as liabilities measured at fair value with changes in fair value during each financial reporting period reported in earnings, rather than as equity securities.

The Company has been working diligently to complete and file the Form 10-Q as soon as possible to regain compliance with the Rule; however, the new guidance set forth in the SEC Statement has resulted in a significant number of SPACs re-evaluating the accounting treatment for their warrants with their professional advisors, including auditors and other advisors responsible for assisting SPACs in the preparation of financial statements. This backlog has resulted in the Company's delay in preparing and finalizing its financial statements for the quarter ended March 31, 2021 and filing its Form 10-Q with the SEC by the prescribed deadline.

Under Nasdaq rules, the Company has 60 calendar days from the date of the Notice, or until July 27, 2021, to submit a plan to regain compliance with the Rule. If Nasdaq accepts the Company's plan, then Nasdaq may grant an extension of up to 180 calendar days from the due date of the Form 10-Q or until November 22, 2021, to regain compliance. If the Company fails to regain compliance with Nasdaq’s listing rules within the allowed timeframe, the Company’s securities will be subject to delisting by Nasdaq. If the Company files the Form 10-Q within the allowed timeframe, it would regain compliance with the Rule.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for its initial public offering filed with the SEC on March 8, 2021 and in the Risk Factors section of other documents the Company files with the SEC from time to time. Copies of all documents the Company files with the SEC are available for free on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update forward looking statements included in this release for revisions or changes after the date of this release, except as required by law.

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